UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF

THE SECURITIES EXCHANGE ACT OF 1934

Newtek Business Services Corp.

(Exact name of Registrant as specified in Its Charter)

Maryland	46-3755188
(State or other jurisdiction	(I.R.S. Employer
of incorporation or organization)	Identification No.)

212 West 35th Street, 2nd Floor
New York, New York	10001
(Address of principal executive office)	(Zip Code)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Name of each exchange on which registered
Common Stock, par value $.02 per share	The NASDAQ Stock Market LLC

If this form relates to the registration of a class of securities pursuant to Section 12 (b) of the Exchange Act and is effective pursuant to General Instruction A. (c), please check the following box.  ☑

If this form relates to the registration of a class of securities pursuant to Section 12 (g) of the Exchange Act and is effective pursuant to General Instruction A. (d), please check the following box.  ☐

Securities Act registration statement file number to which this form relates: (if applicable) 333-191499

Securities to be registered pursuant to Section 12 (g) of the Act: None

EXPLANATORY NOTE

This to Form 8-A is being filed to reflect (i) the reincorporation of Newtek Business Services, Inc., a New York corporation (“Newtek NY”) from New York to Maryland (the “Reincorporation”), and (ii) the change of Newtek NY’s name from “Newtek Business Services, Inc.” to “Newtek Business Services Corp.” (the “Name Change”).

The Reincorporation and Name Change were effected through the merger (the “Merger”) of Newtek NY with and into Newtek Business Services Corp, a Maryland corporation (“Newtek MD”) pursuant to an Agreement and Plan of Merger approved by the Board of Directors and the shareholders of Newtek NY and Newtek MD. The Merger (and resulting Reincorporation and Name Change) were effective on November 12, 2014.

As a result of the Merger, Newtek NY merged with and into Newtek MD, the separate corporate existence of Newtek NY ceased, Newtek MD continued as the surviving corporation in the Merger under the Registrant’s new name “Newtek Business Services Corp.”, and Newtek MD assumed all of Newtek NY’s asset and liabilities, including those arising under employment agreements. Also as a result of the Merger, the articles of incorporation and bylaws of Newtek MD became the new articles of incorporation and bylaws of the Registrant (the “New Charter Documents”).

In connection with the Merger, each share of common stock, par value $0.02, of Newtek NY (“New York Common Stock”) issued and outstanding immediately prior to the Merger (including shares of New York Common Stock issued in connection with the exercise of options and vesting of restricted shares, described below) was automatically converted into one share of common stock of the Registrant, par value $0.02 per share (“Registrant Common Stock”).

Immediately prior to the Merger, (i) each outstanding and unexercised option to purchase New York Common Stock which had an exercise price less than the price per share of New York Common Stock on the day prior to the Merger became fully vested and irrevocably exercised in full for shares of New York Common Stock by means of a “cashless” exercise and the shares of New York Common Stock so issued (other than fractional shares that would otherwise have been issued to an option holder, which were paid for in cash) were converted into Registrant Common Stock in the Merger; (ii) each outstanding and unexercised option to purchase New York Common Stock which had an exercise price that was greater than the price per share of New York Common Stock on the day prior to the Merger became fully vested and exercisable and was cancelled in exchange for the right to receive a payment in cash equal to $0.02 per each New York Common Stock for which such option was exercisable; and (iii) the restrictions on each “restricted” share of New York Common Stock lapsed and such shares of New York Common Stock were vested and converted into Registrant Common Stock in the Merger.

Prior to the effectiveness of the Merger, Newtek NY’s corporate affairs were governed by the New York Business Corporation Law and the rights of Newtek NY’s shareholders were subject to Newtek NY’s articles of incorporation and bylaws. As a result of the Merger, holders of New York Common Stock as of immediately prior to the Merger became holders of Registrant Common Stock as of the Merger and their rights became governed by the Maryland General Corporation Law and the New Charter Documents.

In accordance with Rule 12g-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), upon the Merger the shares of Registrant Common Stock were deemed to be registered under Section 12(b) of the Exchange Act as the successor to New York Common Stock. The Registrant, as successor to Newtek NY, hereby expressly adopts this Registration Statement on Form 8A/A as its own for all purposes of the Exchange Act and, in accordance with the Charter Documents, the Registrant hereby amends the following Item 1, Item 2 and other portions of Newtek NY’s Registration Statement on Form 8-A filed with the Securities and Exchange Commission on December 22, 2003 (the “Initial Registration Statement”), regarding the description of the Registrant’s capital stock as set forth therein. Upon effectiveness of the Merger, the shares of the Registrant will continue to trade on the NASDAQ Capital Market (“NASDAQ”) under the symbol “NEWT”. The Registrant expects that NASDAQ will update the symbol to reflect the Name Change on November 13, 2014.

Effective as of the effectiveness of the Merger on November 12, 2014, the Initial Registration Statement is amended and restated as follows:

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1. Description of Registrant’s Securities to be Registered.

The securities to be registered hereby are shares of common stock, par value $0.02 per share, of Newtek Business Services Corp. (the “Company”). The description of the shares of common stock contained in the section entitled “Description of Our Capital Stock” in the Prospectus included in the Company’s Registration Statement on Form N-2 (File No. 333-191499), filed with the Securities and Exchange Commission on October 1, 2013, (as amended from time to time, the “Registration Statement”), is hereby incorporated by reference herein. Any form of prospectus or prospectus supplement to the Registration Statement that includes such descriptions and that are subsequently filed are hereby also incorporated by reference herein.

Item 2. Exhibits.

a.1	Articles of Amendment and Restatement (Incorporated by reference to Exhibit A to Newtek’s Registration Statement on Form N-2, No. 333-195998, filed on November 3, 2014).

b.1	By-laws (Incorporated by reference to Exhibit 2 to Newtek’s Registration Statement on Form N-14, No. 333-195998, filed on September 24, 2014).

d.1	Form of Common Stock Certificate (Incorporated by reference to Exhibit 5 to Newtek’s Registration Statement on Form N-14, No. 333-195998, filed on September 24, 2014).

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

NEWTEK BUSINESS SERVICES CORP.

By:	/s/ Barry Sloane
Name: Barry Sloane
Title: Chief Executive Officer and President

Date: November 12, 2014